Restated
                             Articles  of  Incorporation
                                         Of

                                Idaho  Technical,  Inc.
                                      Formerly
                            Idaho  Copper  and  Gold,  Inc.

     KNOW ALL MEN BY THESE PRESENTS that we, the undersigned citizens of the United States of America, each over the age of twenty-one years, do hereby voluntarily associated ourselves together for the purposes of forming a domestic corporation under and by virtue of the laws of the State of Idaho, and we do hereby make, sign, acknowledge and file these Articles of Incorporation as follows:

ARTICLE  I

That  the  name  of  this  corporation  shall  be and is:  IDAHO TECHNICAL, INC.

ARTICLE  II

Purposes: The purpose of the corporations is to engage in and or all lawful business for which corporations may be incorporated under the Idaho Business Corporation Act.

ARTICLE  III

The  corporate  existence  of  this  corporation  shall  be  perpetual.

ARTICLE  IV

The location of the principal office of this corporation, subject to change by the Board of Directors, shall be at Idaho Technical, Inc., 6352 Almquist Ave, P.O. box 396, Murray, Idaho 83874.

ARTICLE  V

The company shall be capitalized for three hundred thousand dollars ($300,000.00). The total authorized stock of this corporation shall be divided into sixty million (60,000,000) shares, all of which shall be common stock with a par value of 1/2 cent ($0.0005) per share. Said shares shall be non-assessable and shall all be of the same class and every share of said stock shall be equal in all respects to every other of said shares.

The said shares may be issued and sold from time to time by the corporation for such consideration and upon such terms as may, from time to time, be fixed by the Board of Directors without action by the stockholders.

Notwithstanding the provisions of Section 30-120, Idaho Code, the Board of Directors of this corporation shall have power and authority from time to time to authorize the sale of, and to sell for cash or otherwise, all or any portion of the unissued and/or of the treasury stock of this corporation without said stock, or any thereof, being first offered to the shareholders of this corporation.




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ARTICLE  VI

The corporate powers of the corporation shall be vested in a Board of Directors of not less than three, and no more than seven members, who shall be elected annually by the shareholders, and who shall serve until the election and qualification of their successors. No person shall serve as a director of this corporation who is not a shareholder therein. Directors who are to serve for the first corporate year shall be selected by the incorporators. Unless otherwise determined by the shareholders, the Board of Directors, by resolution, shall from time to time fix the number of directors within the limit herein provided.

Article  VII

The names, post office addresses, and number of shares subscribed by the original incorporators are as follows:

Name                           Address                         No.  of  Shares

C.F.  Pears                     Wallace,  Idaho                          1
Samuel  Petersen                Wallace,  Idaho                          1
Dale  Cornell                   Wallace,  Idaho                          1

ARTICLE  VIII

In addition to the power conferred upon the shareholders buy law, to make, amend, or repeal By-Laws for this corporation, the Directors shall have the power to repeal and amend the By-Laws and adopt new By-Laws, but such power may be executed only by a majority of the whole Board of Directors.

ARTICLE  IX

A director or officer of the corporation shall not, in the absence of actual fraud, be disqualified by his office from dealing or contracting with the corporation, either as a vendor, purchaser, or otherwise; and in the absence of actual fraud no transaction or contract of the corporation shall be void or voidable by reason of the fact that any director or officer, or firm of which any director or officer is a member, or any other corporation of which any director or officer is a shareholder, officer or director, is in any way interested in such transaction or contract; provided, that such transaction or contract is, or shall be, authorized, ratified or approved (1) by a vote of a majority of a quorum of the Board of Directors, or of the Executive Committee, if any, counting for the purpose of determining the existence of just majority or quorum, any Director, when present, who is so interested, or who is a member of a firm so interested; or (2) at a stockholders' meeting by a vote of a majority of the outstanding shares of stock of the corporation represented at such meeting and entitled to vote, or by writing or writings signed by a majority of such holders of stock which shall have the same force and effect as though such authorization, ratification or approval were made by the stockholders; and no director or officer shall be liable to account to the corporation for any profits realized by him through any such transaction or contract of the corporation authorized ratified or approved, as aforesaid, by reason of the fact that he may be, or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, was interested in such transaction. Nothing in this paragraph contained shall create any liability in the events above mentioned, or prevent the authori8zation, ratification or approval of such contracts or transactions in any other manner than permitted by law, or invalidate or made voidable any contract or transaction which would be valid without reference to the provisions of this paragraph.

Submission  page  30  of 38
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     IN  WITNESS  WHEREOF,  we  have  hereunto  set  our  hands  and  seals  in quadruplicate  this  6th  day  of  April,  1999.

/s/  Dale  F.  Miller
President,  Idaho  Technical,  Inc.









STATE  of  IDAHO  )
                )ss.
County  of  Bonner)


On this 6th day of April, 1999, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared DALE F. MILLER known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year in this certificate first above written.

                               /s/  Linda  V.  Reed
                               Notary Public in and for the State of Idaho Residing at Clark Fork, Idaho
                               Term  Expires:  02/20/2003
(seal  of  notary)

























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